ATTACHMENT Q.77C

THE EUROPEAN EQUITY FUND, INC.

Item 77C (a), (b) and (c): Registrant incorporates by reference Registrant's Proxy Statement dated August 29, 2005, filed on August 29, 2005 (Accession No. 0000891092-05-001691).

Item 77C (c):

THE EUROPEAN EQUITY FUND, INC.
REPORT OF SPECIAL STOCKHOLDERS' MEETING

A Special Meeting of Stockholders of The European Equity Fund, Inc. (known then as The Germany Fund, Inc.) was held on October 27, 2005. At the Meeting, the following matter was voted upon by the stockholders. The resulting votes are presented below:

1. To approve a change in the Fund's investment objective.

                                         NUMBER OF VOTES
                               -------------------------------------
                               FOR               AGAINST    ABSTAIN
                               ---               -------    --------
                               7,276,101         650,379    230,674